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EXHIBIT 12.2
PACIFIC GAS AND ELECTRIC COMPANY AND SUBSIDIARIES
COMPUTATION OF RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
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                              Six Months                                     Year ended December 31,
                                ended     ----------------------------------------------------------
(dollars in thousands)         06/30/97        1996        1995        1994        1993        1992
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
Earnings:
  Net income                 $  302,467  $  755,209  $1,338,885  $1,007,450  $1,065,495  $1,170,581
  Adjustments for minority
    interests in losses of
    less than 100% owned
    affiliates and the
    Company's equity in
    undistributed losses
    (income) of less than
    50% owned affiliates              -       2,488       3,820      (2,764)      6,895      (3,349)
  Income tax expense            245,107     554,994     895,289     836,767     901,890     895,126
  Net fixed charges             311,694     683,393     715,975     730,965     821,166     802,198
                             ----------  ----------  ----------  ----------  ----------  ----------
      Total Earnings         $  859,268  $1,996,084  $2,953,969  $2,572,418  $2,795,446  $2,864,556
                             ==========  ==========  ==========  ==========  ==========  ==========
Fixed Charges:
  Interest on long-
    term debt                $  246,038  $  580,510  $  627,375  $  651,912  $  731,610  $  739,279
  Interest on short-
    term debt                    52,841      75,310      83,024      77,295      87,819      61,182
  Interest on capital
    leases                          965       3,508       2,735       1,758       1,737       1,737
  Capitalized Interest              292         637         957       2,660      46,055       6,511
  Earnings required to
    cover the preferred stock
    dividend and preferred
    security distribution
    requirements of majority
    owned subsidiaries           11,850      24,319       3,306           -           -           -
                             ----------  ----------  ----------  ----------  ----------  ----------
    Total Fixed Charges      $  311,986  $  684,284  $  717,397     733,625     867,221     808,709
                             ----------  ----------  ----------  ----------  ----------  ----------
Preferred Stock Dividends:
  Tax deductible dividends        5,029      10,057      11,343       4,672       4,814       5,136
  Pretax earnings required
    to cover non-tax
    deductible preferred
    stock dividend
    requirements                 19,552      39,108      99,984      96,039     108,937     130,147
                             ----------  ----------  ----------  ----------  ----------  ----------
    Total Preferred
      Stock Dividends            24,581      49,165     111,327     100,711     113,751     135,283
                            -----------  ----------  ----------  ----------  ----------  ----------
  Total Combined Fixed
    Charges and Preferred
    Stock Dividends         $   336,567  $  733,449  $  828,724  $  834,336  $  980,972  $  943,992
                            ===========  ==========  ==========  ==========  ==========  ==========
Ratios of Earnings to
  Combined Fixed Charges and
  Preferred Stock Dividends        2.55        2.72        3.56        3.08        2.85        3.03
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
Note:  For the purpose of computing PG&E's ratios of earnings to combined fixed charges and preferred stock dividends, "earnings" represent net income adjusted for the minority interest in losses of less than 100% owned affiliates,
       PG&E's equity  in undistributed income or loss of less than 50% owned affiliates, income taxes and fixed charges (excluding capitalized interest).  "Fixed charges"
       include interest on long-term debt and short-term borrowings (including a representative portion of rental expense), amortization of bond premium, discount and expense, interest on capital leases, and earnings required to cover the preferred stock dividend requirements of majority owned subsidiaries.  "Preferred stock dividends"
       represent pretax earnings which would be required to cover such dividend requirements.
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